EXHIBIT 17.1

LOUIS S. SLAUGHTER

PO Box 96

Weston, MA 02493

April 24, 2008

Board of Directors

GigaBeam Corporation

4021 Stirrup Creek Drive, Suite 400

Durham, NC 27703

Gentlemen:

I respectfully submit my resignation, effective today, from the Board of Directors of GigaBeam Corporation. I am leaving to pursue other opportunities. I want to thank you for your time, effort and support during my tenure at the company. I wish you all and the company every success in the future.

Sincerely,

Louis Slaughter